VERA BRADLEY ANNOUNCES SECOND QUARTER FISCAL YEAR 2026 RESULTS

FORT WAYNE, Ind., September 11, 2025 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) today announced its financial results for the second quarter of the fiscal year ending January 31, 2026 (“Fiscal 2026”).

Second Quarter Comments

“Our second quarter results were in line with our internal expectations. Notably we saw sequential improvement versus the first quarter in comparable store sales across our store fleet and on VB.com, and in each month during the second quarter. We are encouraged that this trend has continued and that our brand channels are leading the way.” said Ian Bickley, Executive Chairman of Vera Bradley.

Bickley continued, “We are in the early stages of making meaningful adjustments to our product design and assortment, driving innovation back into our core DNA and what made Vera Bradley successful. As part of our fall and holiday assortments, we are bringing back iconic styles such as the Vera Tote along with exciting new product designs with great details. Our assortments will be more balanced across fabrications, silhouettes and prints. And we are super excited for the hero heritage re-issue of the original 100 Bag, a Vera Bradley icon, just in time for the holiday gifting season.”

“We recognize there is much work ahead of us, but through the cross functional work we have initiated partnering with our Strategy and Transformation Committee, we are implementing a comprehensive strategy to revitalize our market position by leveraging our brand's proven emotional connection with consumers. Our integrated approach spans strategic merchandising and product innovation, targeted marketing, and how we show up across shopping channels, all designed to re-engage our loyal customer base while expanding our reach to new market segments. This disciplined focus on our core brand strengths, combined with data-driven consumer insights and seamless execution, will, over time, drive sustainable growth and restore our competitive advantage,” concluded Bickley.

Summary of Financial Performance for the Second Quarter

Consolidated net revenues from continuing operations totaled $70.9 million compared to $94.0 million in the prior year second quarter ended August 3, 2024.

For the current year second quarter, Vera Bradley, Inc.'s net loss from continuing operations totaled ($4.7) million, or ($0.17) per diluted share. These results included pre-tax charges comprised of $3.0 million for severance, $0.8 million for consulting and professional fees associated with strategic initiatives, $0.3 million for transformation initiatives, ($0.1) million for a true up of PO cancellation fees, and total tax impact of $0.2 million adjusted to reflect the non-GAAP tax impacts. The net-of-tax impact totaled $4.2 million. On a non-GAAP basis, Vera Bradley, Inc.’s second quarter net loss from continuing operations totaled ($0.5) million, or ($0.02) per diluted share.

For the prior year second quarter, Vera Bradley, Inc.’s net income from continuing operations totaled $7.5 million, or $0.25 per diluted share. These results included pre-tax charges comprised of $0.4 million for severance, $0.3 million for Project Restoration initiatives, $0.2 million for consulting and professional fees associated with strategic initiatives, and total tax impact of ($5.8) million adjusted to reflect the non-GAAP tax impacts. The net-of-tax impact totaled ($4.9) million. On a non-GAAP basis, Vera Bradley, Inc.’s second quarter net income from continuing operations totaled $2.6 million, or $0.09 per diluted share.

Summary of Financial Performance for the Six Months

Consolidated net revenues from continuing operations totaled $122.5 million compared to $162.0 million in the prior year second quarter ended August 3, 2024.

For the current year six months, Vera Bradley, Inc.'s net loss from continuing operations totaled ($23.0) million, or ($0.82) per diluted share. These results included pre-tax charges comprised of $3.3 million for severance, $1.5 million for consulting and professional fees associated with strategic initiatives and shareholder matters, $1.0 million for property, plant, & equipment impairment charges, $1.0 million for professional fees associated with the sale of Pura Vida, $0.9 for PO cancellation fees, $0.3 million for transformation initiatives, $0.3 million for inventory write-offs associated with the sale of Pura Vida, and a total tax impact of $4.1 million adjusted to reflect the non-GAAP tax impacts. The net-of-tax impact totaled $12.4 million. On a non-GAAP basis, Vera Bradley, Inc.’s current year net loss from continuing operations for the six months totaled ($10.6) million, or ($0.38) per diluted share.

For the prior year six months, Vera Bradley, Inc.’s net loss from continuing operations totaled ($0.1) million, or ($0.00) per diluted share. These results included pre-tax charges comprised of $0.8 million for severance, $0.8 million for one-time vendor charges, $0.3 million for Project Restoration initiatives, $0.2 million for consulting and professional fees associated with strategic initiatives, and a total tax impact of ($6.0) million adjusted to reflect the non-GAAP tax impacts. The net-of-tax impact totaled ($3.9) million. On a non-GAAP basis, Vera Bradley, Inc.’s prior year net loss from continuing operations for the six months totaled ($4.0) million, or ($0.13) per diluted share.

Second Quarter Details

Direct segment revenues totaled $60.5 million, a 16.2% decrease from $72.2 million in the prior year second quarter. Comparable sales declined 17.3% in the second quarter, primarily driven by conversion declines in our full-line, outlet, and e-commerce channels. During the second quarter, the Company closed seven underperforming full-line stores and one underperforming outlet store.

Vera Bradley Indirect segment revenues totaled $10.3 million, a 52.5% decrease over $21.8 million in the prior year second quarter. The decrease was primarily related to a decline in key account orders, as well as reduced liquidation sales.

Gross profit totaled $35.5 million, or 50.1% of net revenues, compared to $46.7 million, or 49.7% of net revenues, in the prior year.The year over year increase in consolidated gross profit as a percentage of net revenues in the second quarter resulted from a decrease in liquidation sales, partially offset by channel shifts that resulted in higher shipping costs. Gross margin improved sequentially by 600 basis points over the first quarter, including the 360 basis point benefit from PO cancellations and professional fees recorded in the first quarter. The remaining improvement primarily reflects a more favorable product sales mix.

Selling, general, and administrative (“SG&A”) expense totaled $40.4 million, or 57.1% of net revenues, compared to $44.4 million, or 47.3% of net revenues, in the prior year. On a non-GAAP basis, current year consolidated SG&A expense totaled $36.3 million, or 51.2% of net revenues, compared to $43.6 million, or 46.4% of net revenues, in the prior year. The decrease in non-GAAP SG&A expense resulted from decreased compensation expense, due to reduced headcount, coupled with a reduction to advertising expense and overall cost reduction initiatives.

The Company’s second quarter operating loss from continuing operations totaled ($4.6) million, or (6.5%) of net revenues, compared to operating income from continuing operations of $2.4 million, or 2.5% of net revenues, in the prior year second quarter. On a non-GAAP basis, the Company’s current year operating loss from continuing operations totaled ($0.6) million, or (0.8%) of net revenues, compared to operating income from continuing operations of $3.3 million, or 3.5% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $9.3 million, or 15.4% of Direct net revenues, compared to $13.4 million, or 18.6% of Direct net revenues, in the prior year. On a non-GAAP basis, Direct operating income totaled $9.3 million, or 15.3% of Direct revenues, compared to $13.8 million, or 19.1% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $2.2 million, or 21.2% of Indirect net revenues, compared to $4.7 million, or 21.8% of Indirect net revenues, in the prior year. On a non-GAAP basis, Indirect operating income totaled $2.2 million, or 21.0% of Indirect net revenues, compared to $5.0 million, or 22.8% of Indirect net revenues, in the prior year.

Details for the Six Months

Vera Bradley Direct segment revenues for the current year six-month period totaled $103.6 million, a 19.5% decrease from $128.7 million in the prior year second quarter. Comparable sales declined 20.5% for the six months, driven by traffic and conversion declines in our full-line, outlet, and e-commerce channels. During the current year, the Company opened two full-line stores and closed nine underperforming full-line stores and one underperforming outlet store.

Vera Bradley Indirect segment revenues totaled $18.9 million, a 43.2% decrease from $33.3 million in the prior year second quarter. The decrease was primarily related to a decline in key account orders, as well as liquidation sales.

Consolidated gross profit for the six months totaled $58.3 million, or 47.6% of net revenues, compared to $80.7 million, or 49.9% of net revenues, in the prior year. On a non-GAAP basis, current year gross profit totaled $59.9 million, or 48.9% of net revenues, compared to $81.6 million, or 50.4% of net revenues in the prior year. The decrease in consolidated gross profit as a percentage of net revenues for the six months resulted from increased incremental shipping costs driven by channel shifts from brick & mortar stores to online sites.

For the six months, consolidated SG&A expense totaled $81.2 million, or 66.3% of net revenues, compared to $89.5 million, or 55.3% of net revenues, in the prior year. On a non-GAAP basis, current year consolidated SG&A expense totaled $74.6 million, or 60.9% of net revenues, compared to $88.3 million, or 54.5% of net revenues, in the prior year. The decrease in non-GAAP SG&A expense resulted from delivery of cost reduction initiatives along with reduced variable costs.

For the six months, the Company’s operating loss from continuing operations totaled ($22.4) million, or (18.4%) of net revenues, compared to ($8.2) million, or (5.0%) of net revenues, in the prior year six-month period. On a non-GAAP basis, the Company’s current year operating loss from continuing operations totaled ($14.2) million, or (11.6%) of net revenues, compared to ($6.1) million, or (3.8%) of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $3.8 million, or 3.7% of Direct net revenues, compared to $17.4 million, or 13.5% of Direct net revenues, in the prior year. On a non-GAAP basis, Direct operating income totaled $6.4 million, or 6.2% of Direct revenues, compared to $18.6 million, or 14.5% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $4.2 million, or 22.0% of Indirect net revenues, compared to $8.6 million, or 25.7% of Indirect net revenues, in the prior year. On a non-GAAP basis, Indirect operating income totaled $4.4 million, or 23.3% of Indirect net revenues, compared to $8.8 million, or 26.4% of Indirect net revenues, in the prior year.

Balance Sheet

Cash and cash equivalents as of August 2, 2025 totaled $15.2 million compared to $29.3 million at the end of last year’s second quarter. The Company had borrowings of $10.0 million on its $75.0 million asset-based lending (“ABL”) facility at quarter end. The Company had no borrowings on its ABL facility at the end of last year’s second quarter.

Total quarter-end inventory was $96.7 million, compared to $111.4 million at the end of last year’s second quarter.

Net capital spending for the second quarter totaled $2.6 million compared to $3.6 million in the prior year.

Disclosure Regarding Non-GAAP Measures

Non-GAAP Numbers

The current year non-GAAP second quarter and six-month income statement numbers referenced below exclude the previously outlined charges for severance, consulting and professional fees associated with strategic initiatives and shareholder matters, property, plant, & equipment impairment charges, professional fees associated with the sale of Pura Vida, PO cancellation fees, transformation initiatives, inventory write-offs associated with the sale of Pura Vida, and the income tax effect related to these items. The prior year non-GAAP second quarter and six-month income statement numbers referenced below exclude the previously outlined charges for severance, one-time vendor charges, Project Restoration initiatives, consulting and professional fees, and the income tax effect related to these items.

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including cash usage; gross profit; selling, general, and administrative expenses; operating (loss) income from continuing operations; net (loss) income from continuing operations; and diluted net (loss) income per share from continuing operations, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Consistent with SEC regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the "unreasonable efforts" exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments the Company may make to its GAAP financial measures in calculating non-GAAP financial measures.

Call Information

A conference call to discuss results for the second quarter is scheduled for today, Thursday, September 11, 2025, at 8:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (877) 407-0779, and enter the access code 13753733. A replay will be available shortly after the call and through September 25, 2025. To access the recording, listeners should dial (844) 512-2921, and enter the access code 13753733.

About Vera Bradley, Inc.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

The Company has two reportable segments: Vera Bradley Direct (“VB Direct”) and Vera Bradley Indirect (“VB Indirect). The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, outlet.verabradley.com, and international.verabradley.com; and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,100 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 1, 2025. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:

Investors:
Tom Filandro, Partner
ICR, Inc
VeraBradleyIR@icrinc.com

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 2, 2025	February 1, 2025	August 3, 2024
Assets
Current assets:
Cash and cash equivalents	$15,184	$28,628	$29,288
Accounts receivable, net	16,983	13,797	22,844
Inventories	96,685	91,430	111,357
Short-term contingent consideration	1,694	—	—
Income taxes receivable	444	584	8,695
Prepaid expenses and other current assets	9,463	8,072	13,284
Current assets of discontinued operations	—	22,361	37,987
Total current assets	140,453	164,872	223,455
Operating right-of-use assets	66,876	74,841	59,609
Property, plant, and equipment, net	49,357	52,555	54,167
Long-term contingent consideration	858	—	—
Deferred income taxes	—	—	5,732
Other assets	8,632	9,048	9,919
Long-term assets of discontinued operations	—	5,374	26,332
Total assets	$266,176	$306,690	$379,214
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,127	$17,198	$36,391
Accrued employment costs	7,242	6,527	5,882
Short-term operating lease liabilities	17,814	19,024	16,853
Other accrued liabilities	11,541	9,221	13,488
Income taxes payable	—	—	170
Current liabilities of discontinued operations	—	6,023	5,546
Total current liabilities	57,724	57,993	78,330
Long-term debt	10,000	—	—
Long-term operating lease liabilities	57,919	66,307	54,750
Other long-term liabilities	47	47	44
Long-term liabilities of discontinued operations	—	3,388	3,556
Total liabilities	125,690	127,735	136,680
Shareholders’ equity:
Additional paid-in-capital	115,286	115,515	113,503
Retained earnings	182,147	220,279	280,052
Accumulated other comprehensive loss	(127)	(19)	(72)
Treasury stock	(156,820)	(156,820)	(150,949)
Total shareholders’ equity	140,486	178,955	242,534
Total liabilities and shareholders’ equity	$266,176	$306,690	$379,214

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Net revenues	$70,858	$94,003	$122,510	$161,951
Cost of sales	35,361	47,294	64,246	81,202
Gross profit	35,497	46,709	58,264	80,749
Selling, general, and administrative expenses	40,442	44,449	81,246	89,544
Other income, net	353	133	533	571
Operating (loss) income from continuing operations	(4,592)	2,393	(22,449)	(8,224)
Interest (expense) income, net	(134)	219	(130)	689
(Loss) income from continuing operations before income taxes	(4,726)	2,612	(22,579)	(7,535)
Income tax (benefit) expense	(17)	(4,915)	390	(7,458)
Net (loss) income from continuing operations	$(4,709)	$7,527	$(22,969)	$(77)
Income (loss) from discontinued operations, net of income tax	37	(1,821)	(15,163)	(2,338)
Net (loss) income	$(4,672)	$5,706	$(38,132)	$(2,415)

Basic weighted-average shares outstanding	27,935	29,290	27,854	29,972
Diluted weighted-average shares outstanding	27,935	29,817	27,854	29,972

Basic net (loss) income per share:
Continuing operations	$(0.17)	$0.26	$(0.82)	$—
Discontinued operations	$—	$(0.07)	$(0.55)	$(0.08)
Basic net (loss) income per share	$(0.17)	$0.19	$(1.37)	$(0.08)
Diluted net (loss) income per share:
Continuing operations	$(0.17)	$0.25	$(0.82)	$—
Discontinued operations	$—	$(0.06)	$(0.55)	$(0.08)
Diluted net (loss) income per share	$(0.17)	$0.19	$(1.37)	$(0.08)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 2, 2025	August 3, 2024
Cash flows from operating activities
Net loss	$(38,132)	$(2,415)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	4,100	3,845
Amortization of operating right-of-use assets	10,220	9,334
Impairment charges	1,048	—
Amortization of intangible assets	—	1,336
Provision for doubtful accounts	97	31
Stock-based compensation	(29)	1,376
Deferred income taxes	—	76
Loss on sale of business	15,163	—
Other non-cash loss, net	17	15
Changes in assets and liabilities:
Accounts receivable	(3,994)	(8,045)
Inventories	(4,913)	(14,769)
Prepaid expenses and other assets	(1,212)	(5,682)
Accounts payable	2,830	22,691
Income taxes	140	(6,442)
Operating lease liabilities, net	(11,772)	(11,202)
Accrued and other liabilities	3,139	(3,300)
Net cash used in operating activities	(23,298)	(13,151)
Cash flows from investing activities
Purchases of property, plant, and equipment	(2,613)	(3,649)
Proceeds from sale of business, net of cash disposed	1,037	—
Net cash used in investing activities	(1,576)	(3,649)
Cash flows from financing activities
Tax withholdings for equity compensation	(200)	(463)
Repurchase of common stock	—	(15,893)
Borrowings under asset-based revolving credit agreement	15,000	—
Repayment of borrowings under asset-based revolving credit agreement	(5,000)	—
Net cash provided by (used in) financing activities	9,800	(16,356)
Effect of exchange rate changes on cash and cash equivalents	(108)	—
Net decrease in cash and cash equivalents	$(15,182)	$(33,156)
Cash and cash equivalents, beginning of period	30,366	77,303
Cash and cash equivalents, end of period	$15,184	$44,147

Vera Bradley, Inc.
Second Quarter Fiscal 2026
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended August 2, 2025
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net loss from continuing operations	$(4,709)
Severance(1)	3,017
Consulting and professional fees(1)	842
Transformation initiatives(1)	276
PO cancellation fees(2)	(126)
Income tax adjustments(3)	169
Net loss from continuing operations - Non-GAAP	(531)
Diluted net loss per share from continuing operations - Non-GAAP	$(0.02)
(1) Recorded in selling, general, and administrative ("SG&A") expenses
(2) Represents true up of PO cancellation fees and recorded in cost of goods sold
(3) Adjusted net loss from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Unallocated Corporate Expenses	Total
Operating income (loss) from continuing operations	$9,335	2,190	$(16,117)	$(4,592)
Severance	—	—	3,017	3,017
Consulting and professional fees	25	—	817	842
Transformation initiatives	15	4	257	276
PO cancellation fees	(108)	(18)	—	(126)
Operating income (loss) from continuing operations - Non-GAAP	$9,267	$2,176	$(12,026)	$(583)

Vera Bradley, Inc.
Second Quarter Fiscal 2025
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended August 3, 2024
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net income from continuing operations	$7,527
Severance(1)	353
Project Restoration(2)	330
Consulting and professional fees(2)	178
Income tax adjustments(3)	(5,818)
Net income from continuing operations - Non-GAAP	2,570
Diluted net income per share from continuing operations - Non-GAAP	$0.09
(1) $295 recorded in SG&A expenses and $58 recorded in cost of goods sold
(2) Recorded in SG&A expenses
(3) Adjusted net income from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Thirteen Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Unallocated Corporate Expenses	Total
Operating income from continuing operations	$13,433	4,743	$(15,783)	$2,393
Severance	—	209	144	353
Project Restoration	330	—	—	330
Consulting and professional fees	—	—	178	178
Operating income from continuing operations - Non-GAAP	$13,763	$4,952	$(15,461)	$3,254

Vera Bradley, Inc.
Second Quarter Fiscal 2026
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 2, 2025
(in thousands, except per share amounts)
(unaudited)

Twenty-Six Weeks Ended
Net loss from continuing operations	$(22,969)
Severance(1)	3,307
Consulting and professional fees(2)	1,563
PPE impairment charges(1)	1,048
Professional fees associated with sale of Pura Vida(1)	976
PO cancellation fees(3)	860
Transformation initiatives(1)	276
Inventory write-off associated with sale of Pura Vida(3)	250
Income tax adjustments(4)	4,108
Net loss from continuing operations - Non-GAAP	(10,581)
Diluted net loss per share from continuing operations - Non-GAAP	$(0.38)
(1) Recorded in SG&A expenses
(2) $555 recorded in cost of goods sold and $1,008 recorded in SG&A expenses
(3) Recorded in cost of goods sold
(4) Adjusted net loss from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Twenty-Six Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Unallocated Corporate Expenses	Total
Operating income (loss) from continuing operations	$3,799	4,170	$(30,418)	$(22,449)
Severance	15	—	3,292	3,307
Consulting and professional fees	608	78	877	1,563
PPE impairment charges	1,048	—	—	1,048
Professional fees associated with sale of Pura Vida	—	—	976	976
PO cancellation fees	739	121	—	860
Transformation initiatives	15	4	257	276
Inventory write-off associated with sale of Pura Vida	214	36	—	250
Operating income (loss) from continuing operations - Non-GAAP	$6,438	$4,409	$(25,016)	$(14,169)

Vera Bradley, Inc.
Second Quarter Fiscal 2025
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 3, 2024
(in thousands, except per share amounts)
(unaudited)

Twenty-Six Weeks Ended
Net loss from continuing operations	$(77)
Severance(1)	789
One-time vendor charges(2)	747
Project Restoration(3)	330
Consulting and professional fees(3)	216
Income tax adjustments(4)	(6,040)
Net loss from continuing operations - Non-GAAP	(4,035)
Diluted net loss per share from continuing operations - Non-GAAP	$(0.13)
(1) $678 recorded in SG&A expenses and $111 recorded in cost of goods sold
(2) Recorded in cost of goods sold
(3) Recorded in SG&A expenses
(4) Adjusted net loss from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Twenty-Six Weeks Ended
	Vera Bradley Direct	Vera Bradley Indirect	Unallocated Corporate Expenses	Total
Operating income (loss) from continuing operations	$17,426	8,569	$(34,219)	$(8,224)
Severance	135	217	437	789
One-time vendor charges	747	—	—	747
Project Restoration	330	—	—	330
Consulting and professional fees	—	—	216	216
Operating income (loss) from continuing operations - Non-GAAP	$18,638	$8,786	$(33,566)	$(6,142)